                                                                      EXHIBIT 15

INDEPENDENT PUBLIC ACCOUNTANTS' AWARENESS LETTER

May 13, 1997

To the Board of Directors
of Essef Corporation
220 Park Drive
Chardon, Ohio

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Essef Corporation and Subsidiaries for the periods ended March 31, 1997 and 1996, as indicated in our report dated April 22, 1997; because we did not do an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, is incorporated by reference in Registration Statement No. 33-17758 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

Cleveland, Ohio